Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
Chief Financial Officer
(651) 787-1068

NEWS RELEASE

November 2, 2009

DELUXE ANNOUNCES PROMOTION OF
TERRY PETERSON TO CHIEF FINANCIAL OFFICER

St. Paul, Minn. – Deluxe Corporation (NYSE: DLX) announced today that Terry D. Peterson, 45, has been promoted to the role of chief financial officer effective immediately with the departure of Richard S. Greene, who has resigned from the Company.

Peterson joined Deluxe in September 2004 as director of internal audit. Since March 2005, he has served as Deluxe’s chief accounting officer and since October 2006, also as Deluxe’s vice president of investor relations. In addition, he served as chief financial officer on an interim basis from May to September 2006. Prior to joining Deluxe, Peterson held positions with Ecolab, Provell, Jostens and PricewaterhouseCoopers. Peterson received an accounting degree from the University of Northern Iowa and is a certified public accountant.

“We are extremely pleased to have someone with Terry’s qualifications and experience on board to assume the CFO role and ensure a smooth transition. During Terry’s five years with Deluxe, he has made significant contributions to our finance and investor relations functions as well as our overall transformation,” said Lee Schram, chief executive officer.

Schram added, “We appreciate Rick’s contributions to Deluxe and wish him well in his future endeavors.”

About Deluxe
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small business grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories, stored value gift cards and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

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